As filed with the Securities and Exchange Commission on September 19, 2025.

Registration Statement No. 333-268113

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

Post-Effective Amendment No. 1 to REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANEBULO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	85-1170950
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Anebulo Pharmaceuticals, Inc.

1017 Ranch Road 620 South, Suite 107

Lakeway, Texas 78734

(512) 598-0931

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Richard Anthony Cunningham

Chief Executive Officer

Anebulo Pharmaceuticals, Inc.

1017 Ranch Road 620 South, Suite 107

Lakeway, Texas 78734

(512) 598-0931

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.

Melissa Murawsky, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 885-5000

Approximate date of commencement of proposed sale to the public: This post-effective amendment withdraws from registration all securities that remain unsold.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On November 2, 2022, Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”) filed, with the Securities and Exchange Commission, a Registration Statement on Form S-1 (No.333-268113) (the “Registration Statement”) , which was declared effective on November 10, 2022, related to the resale from time to time of up to an aggregate of 4,529,300 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which included 2,264,650 shares of the Company’s Common Stock and 2,264,650 shares of the Company’s Common Stock issuable upon the exercise of warrants, by certain selling securityholders identified therein. The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw and remove from registration the shares of Common Stock remaining unsold pursuant to the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all shares of the Company’s Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakeway, State of Texas, on September 19, 2025.

ANEBULO PHARMACEUTICALS, INC.

By:	/s/ Richard Anthony Cunningham
Name:	Richard Anthony Cunningham
Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.